UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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INFINERA CORPORATION

(Name of Registrant as Specified In Its Charter)

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Infinera Corporation

6373 San Ignacio Avenue

San Jose, California 95119

AMENDMENT TO THE

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

This amendment, dated May 12, 2022, amends and supplements the proxy statement of Infinera Corporation (the “Company”) filed with the Securities and Exchange Commission on April 1, 2022 (the “Proxy Statement”). The Proxy Statement relates to the Company’s 2022 Annual Meeting of Shareholders, which is scheduled to be held May 19, 2022, at 10:00 a.m., Pacific Time (the “Annual Meeting”).

As described in the Proxy Statement, Proposal 2 relates to an amendment to the Infinera Corporation 2016 Equity Incentive Plan (as amended, the “Amended 2016 Plan”) to increase the number of shares of the Company’s common stock authorized for issuance thereunder by 8,500,000 shares. The version of the Amended 2016 Plan included as Appendix B to the Proxy Statement contained a typographical error and did not properly reflect the number of shares to be reserved for issuance pursuant to the Amended 2016 Plan if Proposal 2 is approved at the Annual Meeting. The summary description of the Amended 2016 Plan contained in the Proxy Statement reflected the correct number of such shares.

This amendment includes an updated version of the applicable portion of the Amended 2016 Plan to reflect the number of shares to be reserved for issuance pursuant to the Amended 2016 Plan if Proposal 2 is approved at the Annual Meeting. Except as described in this amendment, the information provided in the Proxy Statement continues to apply. If information in this amendment differs from or updates information contained in the Proxy Statement, then the information in this amendment is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

APPENDIX B—INFINERA CORPORATION 2016 EQUITY INCENTIVE PLAN

INFINERA CORPORATION

2016 EQUITY INCENTIVE PLAN

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 43,650,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) that, after the effective date of the Plan, expire, are forfeited or otherwise terminate without having been exercised in full to the extent such awards were exercisable, and Shares issued pursuant to awards granted under the Existing Plan that, after the effective date of the Plan, are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 7,700,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.